UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2015

GRAFTECH INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	27-2496053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 300 Park Center I

6100 Oak Tree Boulevard

Independence, Ohio 44131

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously disclosed in the Current Report on Form 8-K filed by GrafTech International Ltd., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on May 18, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated May 17, 2015, with BCP IV GrafTech Holdings LP, a Delaware limited partnership (“Parent”) and Athena Acquisition Subsidiary Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”). Pursuant to the Merger Agreement, on May 26, 2015, Parent commenced a cash tender offer to purchase any and all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of the Company, at a purchase price of $5.05 per Share in cash (the “Offer Price”), on the terms and subject to the conditions set forth in the Offer to Purchase, dated May 26, 2015 (together with any amendments and supplements thereto, the “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments and supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), filed as Exhibit (a)(1)(A) and Exhibit (a)(1)(B), respectively, to the Schedule TO-T originally filed with the SEC by Parent on May 26, 2015.

The Offer expired at 12:00 midnight, New York City time, at the end of August 13, 2015 (the “Expiration Time”). Computershare Trust Company, N.A., in its capacity as depositary for the Offer (“Depositary”), has advised Parent and the Company that as of the Expiration Time, 116,266,327 Shares (not including 3,192,704 Shares tendered by notice of guaranteed delivery) were validly tendered into and not properly withdrawn from the Offer, which represents, when combined with the number of Shares and Underlying Shares (as defined below) owned by Parent and Acquisition Sub, approximately 86.4% of the outstanding Shares plus Underlying Shares. All conditions to acceptance of and payment for Shares validly tendered into and not properly withdrawn from the Offer have been satisfied. In addition, the number of Shares validly tendered and not withdrawn in accordance with the terms of the Offer, when combined with the number of Shares owned by Brookfield Capital Partners Ltd. (“Brookfield”) and its controlled affiliates (including Parent and Acquisition Sub), including any Shares issuable upon conversion of the Series A Convertible Preferred Stock (“Series A Preferred Stock”) issued and outstanding as of such date (including Series A Preferred Stock issuable upon conversion of the Company’s Series B Convertible Preferred Stock (“Series B Preferred Stock” and collectively with the Series A Preferred Stock, the “Preferred Stock”) issued and outstanding as of such date) (the “Underlying Shares”), exceeds 80% of the outstanding Shares plus all Underlying Shares. Accordingly, the Merger Condition (as defined in the Merger Agreement) has been satisfied. As a result of satisfaction of the Merger Condition, under the Merger Agreement, Parent is required to transfer the Preferred Stock (and any Shares owned by Parent) to Acquisition Sub, Acquisition Sub (instead of Parent) is required to accept the Shares for purchase in the Offer and Acquisition Sub is required to merge with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly-owned subsidiary of Parent (the “Merger”). As a result, on August 14, 2015, Acquisition Sub accepted for payment all Shares validly tendered in the Offer and not withdrawn prior to the Expiration Time, and payment of the Offer Price for such Shares will be made promptly by the Depositary.

Pursuant to the Merger Agreement, upon consummation of the Merger, each Share that was not tendered and accepted pursuant to the Offer (other than cancelled shares, dissenting shares and shares held by the Company’s subsidiaries or Parent’s subsidiaries (other than Acquisition Sub)) will thereupon be cancelled and converted into the right to receive cash consideration in an amount equal to the Offer Price.

The foregoing summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the terms of the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the SEC on May 18, 2015.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth under Item 2.01 of this Current Report on 8-K is incorporated by reference into this Item 3.03

Item 8.01.	Other Events.

Prepayment of Senior Subordinated Notes

On August 12, 2015, the Company repaid the entire $200,000,000 aggregate principal amount of the Company’s Senior Subordinated Notes due November 30, 2015 (collectively, the “Notes” and each, a “Note”), with the proceeds of $150,000 received from the issuance of the Preferred Stock to Parent pursuant to the Investment Agreement, dated May 4, 2015, between the Company and BCP, borrowing of the full $40,000,000 available under the Term A Facility under the Company’s principal credit facility and cash on hand.

Item 9.01.	Financial Statements and Exhibits.

The exhibits required to be filed as a part of this Current Report on Form 8-K are listed in the Exhibit Index attached hereto, which is incorporated herein by reference

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date: August 14, 2015	By:	/s/ John D. Moran
John D. Moran Vice President, General Counsel and Secretary

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of May 17, 2015, by and among BCP IV GrafTech Holdings LP, Athena Acquisition Subsidiary Inc. and GrafTech International Ltd. (incorporated herein by reference to Exhibit 2.1 to Current Report on Form 8-K filed by GrafTech International Ltd. with the SEC on May 18, 2015).